Exhibit 99.1

CONTACTS:	Christopher M. Zimmer	Steven V. DiTommaso	June Filingeri
	President and	Vice President and	President
	Chief Executive Officer	Chief Financial Officer	Comm-Partners LLC
	(412) 257-7604	(412) 257-7661	(203) 972-0186

Universal Stainless Business Update Call and Webcast Scheduled for Today, January 24th

BRIDGEVILLE, PA, January 24, 2024 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP), as previously announced, will host a conference call to provide a business update today, Wednesday, January 24th, at 10:00 a.m. (Eastern). The call will be webcast simultaneously for all interested parties.

Today’s call is in advance of the Company’s report of financial results for the 2023 fourth quarter and full year, which it expects to provide in March 2024. The extension of the Company’s reporting schedule accommodates the late start in its annual integrated audit, as the Company's new audit firm was engaged on December 18, 2023.

Among the highlights to be discussed on today’s call, the Company plans to report that total sales for the fourth quarter of 2023 approximated a record $78 million to $80 million. That compares with $71.3 million in the 2023 third quarter and $56.2 million in the fourth quarter of 2022. Full year 2023 sales are expected to approximate a record $284 million to $286 million versus $202.1 million in 2022. Premium alloy sales for the fourth quarter of 2023 are expected to range from a record $20 million to $21 million. The Company’s top line results continued to be driven by robust demand in the aerospace market. Backlog at the end of 2023 remained at a healthy level of $318 million.

Additionally, the Company plans to report that total debt was reduced by approximately $4 million in the fourth quarter and approximately $13 million for full year 2023.

Christopher M. Zimmer, President and Chief Executive Officer, commented: “We look forward to providing an update on our markets and share certain financial metrics on today’s call, in advance of our earnings report in March.”

The financial results reported in this release are a preliminary estimate, based on information available to the Company’s management as of the date of this release, and are subject to further changes upon completion of the Company’s standard quarter and year-end closing procedures. This release does not present all necessary information for an understanding of the Company’s financial condition as of the date of this release, or its results of operations for the fourth quarter and full year ended December 31, 2023. As the Company completes its year-end financial close process and finalizes its financial statements for the full year, it will be required to make significant judgments in a number of areas. It is possible that the Company may identify items that require it to make adjustments to the preliminary financial information set forth in this release, and those changes could be material. The Company does not intend to update such financial information prior to release of its final fourth quarter and full year financial information, which it expects to provide in March 2024.

Call Dial-In Procedures:

Please Click Here to register for the conference call and obtain your dial-in number and personal PIN number in advance of the call.

The simultaneous webcast will be available on the Company’s website at www.univstainless.com, and thereafter archived on the website. Please allow 5 minutes prior to the live webcast to visit the site to download and install any necessary audio software.

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., established in 1994 and headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, nickel alloys, tool steel and certain other alloyed steels. The Company's products are used in a variety of industries, including aerospace, power generation, oil and gas, and heavy equipment manufacturing. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the Company’s ability to maintain its relationships with its significant customers and market segments; the Company’s response to competitive factors in its industry that may adversely affect the market for finished products manufactured by the Company or its customers; the Company’s ability to compete successfully with domestic and foreign producers of specialty steel products and products fashioned from alternative materials; changes in overall demand for the Company’s products and the prices at which the Company is able to sell its products in the aerospace industry, from which a substantial amount of its sales is derived; the Company’s ability to develop, commercialize, market and sell new applications and new products; the receipt, pricing and timing of future customer orders; the impact of changes in the Company’s product mix on the Company’s profitability; the Company’s ability to maintain the availability of raw materials and operating supplies with acceptable pricing; the availability and pricing of electricity, natural gas and other sources of energy that the Company needs for the manufacturing of its products; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; the Company’s success in timely concluding collective bargaining agreements and avoiding strikes or work stoppages; the Company’s ability to attract and retain key personnel; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation matters; the Company’s ability to meet its debt service requirements and to comply with applicable financial covenants; risks associated with conducting business with suppliers and customers in foreign countries; public health issues, including COVID-19 and its uncertain impact on our facilities and operations and its customers and suppliers and the effectiveness of the Company’s actions taken in response to these risks; risks related to acquisitions that the Company may make; the Company’s ability to protect its information technology infrastructure against service interruptions, data corruption, cyber-based attacks or network security breaches; the impact on the Company’s effective tax rates from changes in tax rules, regulations and interpretations in the United States and other countries where it does business; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, copies of which are available from the SEC or may be obtained upon request from the Company.